UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
(Pursuant to Section 14(a) of the Securities Exchange Act of 1934)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

Sirna Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials::

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THIS FILING CONSISTS OF A PRESS RELEASE ISSUED ON MONDAY, OCTOBER 30, 2006.

News Release

Media Contacts:	Investor Contacts:

Merck: Chris Loder	Merck: Graeme Bell
(908) 423-3786	(908) 423-5185

Sirna: Stephan Herrera	Sirna: Stephan Herrera
(415) 694-2514	(415) 694-2514

Merck & Co., Inc. to Acquire Sirna Therapeutics, Inc.

Acquisition Enhances Merck’s Leadership in RNAi Technology

WHITEHOUSE STATION, N.J., and SAN FRANCISCO, Oct. 30, 2006 - Merck & Co., Inc. (NYSE: MRK), one of the world's leading research-based pharmaceutical companies, and Sirna Therapeutics, Inc. (NASDAQ: RNAI), a publicly held biotechnology company and a leader in developing a new class of medicines based on RNA interference (RNAi) technology, today announced that they have entered into a definitive agreement under which Merck will acquire Sirna.

Under the terms of the agreement, Merck will acquire through a merger 100 percent of the equity of Sirna at a price of $13 per share in cash, making Sirna a wholly owned subsidiary of Merck & Co., Inc. The transaction has a cash value of approximately $1.1 billion.

Sirna Therapeutics has been at the forefront of efforts to create RNAi-based therapeutics, medicines which could significantly alter the treatment of disease. RNAi-based therapeutics selectively catalyze the destruction of the RNA transcribed from an individual gene. This enables an entirely novel approach to discovering drugs with the potential to produce highly specific, potent, and long-lasting effects.

The acquisition of Sirna complements the cutting-edge research on RNA expression that Merck has been doing since the 2001 acquisition of Rosetta Inpharmatics, Inc. “That research has led to a deeper understanding of the biological circuits that control the activity of cells, and thus the identification of many novel targets which can now be approached through the use of RNAi-based treatments,” said Alan Sachs, M.D., Ph.D., vice president at Merck's Rosetta laboratories.

“We are delighted about our agreement to acquire Sirna Therapeutics, a company that has established a leading presence in the critically important area of RNAi,” said Peter S. Kim, Ph.D., president, Merck Research Laboratories. “We believe that RNAi could significantly change the way in which we go about discovering and developing drugs, and could become a new way to treat patients with unmet medical needs.”

One area in which RNAi shows great promise is in cancer research.

“RNAi is a powerful enabler of drug discovery in cells, in animals, and in humans. We can potentially use this technology to target the activity of genes which control the activity of cancer cells, and so produce their destruction without damaging normal cells,” said Stephen H. Friend, M.D., Ph.D., executive vice president and franchise head, Oncology and Neuroscience, Merck Research Laboratories.

Sirna's lead clinical development candidate, Sirna-027, is a chemically optimized, short interfering RNA (siRNA) currently moving into Phase II development for the treatment of the wet-form of age related macular degeneration (AMD) as part of a broad collaboration with Allergan, Inc. in the area of ophthalmic diseases. In addition to the collaboration with Allergan, Sirna has established a strategic alliance with GlaxoSmithKline for the development of siRNA compounds for the treatment of respiratory diseases. Besides its external collaborations, Sirna has several programs covering a broad range of therapeutic areas, including infectious diseases, metabolism, CNS and dermatology.

“We are extremely pleased to be joining forces with one of the world’s premier pharmaceutical companies. Merck’s decision to acquire Sirna speaks volumes about Sirna’s expertise in the field of RNAi-based therapeutics, the breadth of our intellectual property estate and talent of our scientific and management team,” said Howard W. Robin, president and chief executive officer of Sirna Therapeutics. “Combining the expertise of both companies will significantly accelerate the development of RNAi-based therapeutics.”

“We are excited about the opportunity to undertake the discovery and development of therapeutic siRNAs with Merck, a company that clearly recognizes the potential of this breakthrough technology,” said Sirna Senior Vice President of Research and Chief Scientific Officer Barry Polisky. “Merck’s commitment to the development of RNAi-based therapeutics will ensure that this novel therapeutic modality will achieve its full potential.”

Sirna stockholders owning approximately 36 percent of Sirna's outstanding shares have committed to support the transaction and have entered into voting agreements. The acquisition is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and approval by the stockholders of Sirna and other customary closing conditions. The two companies expect to complete the acquisition in the first quarter of 2007.

Richard N. Kender, vice president of Business Development and Corporate Licensing at Merck, noted that Merck's acquisition of Sirna “is another example of Merck delivering on its strategy of aggressively pursuing biotechnology companies that complement our considerable internal research capabilities.”

About Sirna Therapeutics, Inc.

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis C, dermatology, asthma, respiratory syncytial virus (RSV) and Huntington's disease. Sirna Therapeutics completed its Phase I clinical trial for Sirna-027 in AMD in 2005 and with its strategic partner, Allergan, Inc., is moving Sirna-027 forward into Phase II clinical trials. Sirna has selected a clinical candidate for hepatitis C virus, Sirna-034. Sirna has established an exclusive multi-year strategic alliance with GlaxoSmithKline for the development of siRNA compounds for the treatment of respiratory diseases. Sirna has a leading intellectual property portfolio in RNAi covering over 250 mammalian gene and viral targets and over 200 issued or pending patents covering other major aspects of RNAi technology, including the microRNA technology. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com.

Sirna Forward-Looking Statement

Statements in this press release which are not strictly historical are "forward-looking" statements which are subject to many risks and uncertainties. These include the failure to satisfy the closing conditions set forth in the merger agreement between Sirna and Merck, the termination of the merger agreement, the failure of the proposed acquisition to close or a significant delay in the closing for any reason, and business uncertainty and contractual restrictions before closing. Additionally, all of Sirna's programs are still at a relatively early stage of development and are subject to significant risks and unknowns. In addition, patent applications may not result in issued patents, and issued patents may not be enforceable or could be invalidated. Risk factors are identified in Sirna's Securities and Exchange Commission filings, including Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Merck Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.

# # #

Participants in the Solicitation and Additional Information

This communication may be deemed to be solicitation material regarding the proposed acquisition of Sirna by Merck. In connection with the proposed acquisition, Sirna intends to file relevant documents with the SEC, including Sirna’s proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SIRNA’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SIRNA AND THE PROPOSED ACQUISITION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov or at Sirna’s website at www.sirna.com. Such information is currently not available.

Sirna and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Sirna’s stockholders in connection with the proposed acquisition. Such individuals have interests in the proposed acquisition, including as a result of holding options to purchase or shares of Sirna stock or affiliation with large stockholders of Sirna. Certain information regarding Sirna’s directors and executive officers and their interests in the solicitation is set forth in the proxy statement for Sirna’s 2006 annual meeting of stockholders filed with the SEC on May 1, 2006, and will be included in the proxy statement relating to the proposed acquisition when it becomes available.